                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-92212

PRICING SUPPLEMENT NO. 2, DATED MAY 19, 2003
--------------------------------------------
(To Prospectus, dated July 22, 2002 and
Prospectus Supplement, dated August 6, 2002)

                               U.S.$1,975,000,000

                             McDONALD'S CORPORATION

                           Medium-Term Notes, Series H
                               (Fixed Rate Notes)
                 Due from 1 Year to 60 Years from Date of Issue

The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the descriptions included in the Prospectus and Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:                   U.S.$150,000,000

Issue Price:                        99.108% of the Principal Amount of the Notes

Original Issue Date:                May 22, 2003

Stated Maturity:                    June 1, 2013

Interest Rate:                      4.125% per annum

Interest Payment Dates:             December 1 and June 1 of each year
                                    commencing December 1, 2003
     (Applicable only if other than February 15 and August 15 of each year)

Regular Record Dates:               November 15 and May 15 of each year
     (Applicable only if other than February 1 and August 1 of each year)

Form:                               [X] Book-Entry   [_] Certificated

Specified Currency:
     (If other than U.S. dollars)

Option to Receive Payments in Specified Currency:      [_] Yes  [_]  No
     (Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form)

Authorized Denominations:
     (Applicable only if other than U.S.$1,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

Method of Payment of Principal:
     (Applicable only if other than immediately available funds)

Optional Redemption:                [_] The Notes cannot be redeemed prior to
                                        Stated Maturity.

                                    [X] The Notes can be redeemed in whole or in
                                        part at any time prior to Stated
                                        Maturity at the option of McDonald's
                                        Corporation (the "Company") as set forth below.

Optional Redemption Dates:

       Redemption Prices:

     [_] The Redemption Price shall initially be       % of the principal amount
of the Note to be redeemed and shall decline at each anniversary of the initial
Optional Redemption Date by       % of the principal amount to be redeemed until
the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

     [X] Other: The Notes will be redeemable in whole or in part, at the Company's option at any time, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the greater of:

     (1) 100% of the principal amount of the Notes; or

     (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the redemption date to the maturity date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points.

We will also pay the accrued and unpaid interest on the Notes to the redemption date.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for the Notes to be redeemed, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

"Comparable Treasury Price" means, with respect to any redemption date, (i) the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day before the redemption date, as published in the daily statistical release (or any successor release) by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(ii) if that release (or any successor release) is not available or does not contain those prices on that business day, the arithmetic average of the Reference Treasury Dealer Quotations for the redemption date.

"Independent Investment Banker" means one of the Reference Treasury Dealers selected by the Company.

"Reference Dealer" means Citigroup Global Markets Inc. plus four others selected by the Company or their affiliates which are primary U.S. Government securities dealers, and their respective sucessors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") the Company shall substitute for it another Primary Treasury Dealer.

"Reference Treasury Dealer Quotation" means with respect to each Reference Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted by the reference dealer at 5:00 p.m. (New York time) on the third business day preceding the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

Unless the Company defaults in payment of the redemption price, after the redemption date interest will cease to accrue on the Notes or portion of the Notes called for redemption.

Sinking Fund:                  [X] The Notes are not subject to a Sinking Fund.

                               [_] The Notes are subject to a Sinking Fund.

      Sinking Fund Dates:

      Sinking Fund Amounts:

Amortizing Note:               [_] Yes    [X] No

      Amortization Schedule:

Optional Repayment:            [_] Yes    [X] No

      Optional Repayment Dates:

      Optional Repayment Prices:

Original Issue Discount Note   [_] Yes    [X] No

      Total Amount of OID:

      Yield to Stated Maturity:

      Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agents' discount or commission: .625% of the principal amount of the Notes

Net proceeds to Company (if sale to Agents, as principals): 98.483% of the Principal Amount of the Notes

Agents' Capacity:              [_] Agent  [X] Principal

Agents:              Citigroup
                     Barclays Capital
                     Scotia Capital
                     SG Cowen
                     Westdeutsche Landesbank Girozentrale, London Branch ABN AMRO Incorporated
                     BNP Paribas
                     Banc of America Securities LLC
                     Banc One Capital Markets, Inc.
                     Fleet Securities, Inc.
                     ING Barings Capital
                     J.P. Morgan
                     Merrill Lynch & Co.
                     Morgan Stanley
                     Sun Trust Robinson Humphrey
                     US Bank

CUSIP: 58013MDU5

The Agents have agreed to reimburse the issuer for certain expenses incurred in connection with the offering.

Plan of Distribution:

                         Agents                                           Principal Amount
                         ------                                           ----------------
         Citigroup Global Markets Inc.                                      $  82,425,000
         Barclays Capital Inc.                                                  7,200,000
         Scotia Capital (USA) Inc.                                              7,200,000
         SG Cowen Securities Corporation                                        7,200,000
         Westdeutsche Landesbank Girozentrale, London Branch                    7,200,000
         ABN AMRO Incorporated                                                  3,525,000
         BNP Paribas Securities Corp.                                           3,525,000
         Banc of America Securities LLC                                         3,525,000
         Banc One Capital Markets, Inc.                                         3,525,000
         Fleet Securities, Inc.                                                 3,525,000
         ING Barings Capital                                                    3,525,000
         J.P. Morgan Securities Inc.                                            3,525,000
         Merrill Lynch, Pierce, Fenner & Smith Incorporated                     3,525,000
         Morgan Stanley & Co. Incorporated                                      3,525,000
         Sun Trust Capital Markets, Inc.                                        3,525,000
         US Bank                                                                3,525,000
                                                                             ------------
                  Total:                                                     $150,000,000
                                                                             ============